UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):                 December 23, 2002

PRACTICEWORKS, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-16079	52-2259090

(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1765 The Exchange
Suite 200
Atlanta, Georgia	30039

(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	(770) 850-5006

NOT APPLICABLE
(Former name or former address, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

            On December 23, 2002, PracticeWorks, Inc. (the “Company”) completed the acquisition of the outstanding capital stock of Trex Medical France (“Trex”), which owns all of the outstanding capital stock of Trophy Radiologie S.A. (“Trophy”), pursuant to a Share Purchase Agreement dated December 19, 2002 between Trex Medical Corporation, Thermo Electron Corporation and the Company.  The consideration paid by the Company consisted of approximately $51 million in cash.  The Company financed the acquisition through a $45 million credit facility from Bank of America.  The Company utilized approximately $15 million of its own cash.  Trophy Radiologie, the world leader in dental digital radiology technology, develops, manufactures and sells a complete line of x-ray imaging systems and related software, including high-performance computer controlled digital panoramic imaging systems and intraoral cameras.  As a result of the acquisition, Trophy has become a wholly-owned European subsidiary of PracticeWorks.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

A.  Financial Statements of Businesses Acquired

            The consolidated financial statements of Trex have not been completed as of the date of this report and will be filed as an amendment to this report as soon as practicable in accordance with Item 7(a)(4) of Form 8-K.

B.  Pro Forma Financial Information

            The pro forma financial information has not been completed as of the date of this report, and will be filed as an amendment to this report as soon as practicable in accordance with Item 7(a)(4) of Form 8- K.

C.   Exhibits

            The following exhibits are filed with this report:

            2.1     Share Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PRACTICEWORKS, INC.

By: /s/ James K. Price

James K. Price, Chief Executive Officer
and President

Dated: December 27, 2002

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Share Purchase Agreement

_____________________________

* Filed herewith